Lucas Energy S-1A

EXHIBIT 5.1

August 16, 2016

Lucas Energy, Inc.
450 Gears Road, Suite 860
Houston, Texas 77067

Re:	Registration Statement on Form S- 3 for the Resale of an Aggregate of 5,000,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Lucas Energy, Inc., a Nevada corporation (the “Company”), in connection with a registration statement on Form S– 3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale from time to time, by the selling stockholder named in the Registration Statement, of 5,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, issuable (i) upon conversion of the principal amount of a certain issued and outstanding redeemable convertible subordinated debenture, with a face amount of $530,000 (the “Debenture”), (ii) upon exercise of a certain issued and outstanding warrant to purchase shares of common stock (the “Warrant”), and (iii) at the Company’s sole discretion in lieu of cash, as conversion premiums or in payment of interest on such Debenture and Warrant.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery thereof in accordance with the terms of the Debenture and Warrant, will be validly issued, fully-paid and non-assessable.

Our opinion expressed above is limited to Chapter 78 of the Nevada Revised Statutes, and we express no opinion with respect to the applicability of any other laws.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Debenture, the Warrant or the Shares described above.

Very truly yours,

/s/ DORSEY & WHITNEY LLP